Exhibit 99.1

Verisk Elects Gen. Vincent Brooks to Board of Directors

JERSEY CITY, N.J., Sept. 29, 2020—Verisk (Nasdaq:VRSK), a leading data analytics provider, announces the addition of Gen. Vincent Brooks to its board of directors, effective October 1.

Brooks served in the U.S. Army for 42 years from his entry into West Point until his 2019 retirement as a four-star general. Most recently, Brooks was in command of all U.S. Forces in Korea, where he concurrently led the United Nations Command, and the Republic of Korea – U.S. Combined Forces Command, which was comprised of more than 650,000 Korean and American soldiers.

Currently, he’s a principal with WestExec Advisors, a D.C.-based advisory firm that provides geopolitical expertise to businesses navigating high-risk and volatile international environments. Brooks is also a member of the Council on Foreign Relations.

“General Brooks is a change-maker with more than four decades of leadership experience in some of the world’s most complex and challenging situations,” said Scott G. Stephenson, Verisk chairman, president and CEO. “Verisk ensures our customers in more than 30 countries are equipped to mitigate risks ranging from geopolitical matters to natural disasters to cyber threats. As a member of our board, General Brooks will reinforce Verisk’s culture of innovation and ensure we continue to develop leading edge advancements that solve our customers’ toughest challenges–wherever they are in the world.”

Brooks serves on the boards of Jacobs, Diamondback Energy, the Gary Sinise Foundation and the Korea Defense Veterans Association. He’s a visiting Senior Fellow with the Belfer Center for Science and International Affairs at the Harvard Kennedy School of Government; a Distinguished Fellow at the University of Texas for both the Clements Center for National Security, and the Strauss Center for International Security and Law; and, he’s an Executive Fellow with the Institute for Defense and Business.

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About Verisk

Verisk (Nasdaq:VRSK) is a leading data analytics provider serving customers in insurance, energy and specialized markets, and financial services. Using advanced technologies to collect and analyze billions of records, Verisk draws on unique data assets and deep domain expertise to provide first-to-market innovations that are integrated into customer workflows. Verisk offers predictive analytics and decision support solutions to customers in rating, underwriting, claims, catastrophe and weather risk, global risk analytics, natural resources intelligence, economic forecasting, and many other fields. Around the world, Verisk helps customers protect people, property, and financial assets.

Headquartered in Jersey City, N.J., Verisk operates in 30 countries and is a member of Standard & Poor’s S&P 500® Index and the Nasdaq 100 Index. For more information, please visit www.verisk.com.

Investor Relations

Stacey Brodbar

Head of Investor Relations

Verisk

201-469-4327

IR@verisk.com

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Joe Madden

Verisk Public Relations

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Brett Garrison

Edelman (for Verisk)

917-639-4903

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